                                Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-53853



                             Prospectus Supplement


     This prospectus Supplement supplements the information regarding Selling Shareholders found in the Prospectus Supplements filed August 16, 1999, June 1, 1999, May 17, 1999, May 12, 1999, March 9, 1999, February 12, 1999, October 21,
1998 and September 18, 1998, which supplement the Prospectus dated July 9, 1998 relating to the offer for resale of $11,500,000 in aggregate liquidation preference of 7% Trust Convertible Preferred Securities (the "Convertible Preferred Securities"), liquidation amount $50 per Convertible Preferred Security. The Convertible Preferred Securities represent undivided beneficial interests in the assets of Federal-Mogul Financing Trust, a statutory business trust created under the laws of the State of Delaware and the shares of Common Stock, without par value of Federal-Mogul Corporation, a Michigan corporation, issuable upon conversion of the Convertible Preferred Securities. Capitalized terms herein are used as defined in such prospectus.


     Additional Selling Shareholders (believed to be transferors of Selling Shareholders listed in the table found in the Prospectus Supplement filed September 18, 1998, listing Selling Shareholders as of June 15, 1998) have contacted the Company since the date thereof with the following information relating to Convertible Preferred Securities held as of May 28, 1999.


                                                                 Number of
                                                                 Preferred
               Additional Selling Holder                         Securities
               -------------------------                         ----------

     Salomon Smith Barney Inc..................................    91,000
     ABN AMRO Incorporated.....................................   757,600



     Such Selling Holder has not within the past three years, had any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates. Because the Selling Holder may, pursuant to this Prospectus, offer all or some portion of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities, no estimate can be given as to the amount of the Convertible Preferred Securities, the Convertible Subordinated Debentures or the Federal-Mogul Common Stock issuable upon conversion of the Convertible Preferred Securities that will be held by the Selling Holder upon termination of any such sales. In addition, the Selling Holder identified above may have sold, transferred or otherwise disposed of all or a portion of its Convertible Preferred Securities, since the date on which it provided the information regarding its Convertible Preferred Securities, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The date of this Prospectus Supplement is September 22, 1999.